EXHIBIT  99.1


FOR  IMMEDIATE  RELEASE
-----------------------

INCYTE
John  Vuko
Chief  Financial  Officer
(650)  845-4106


                 INCYTE ANNOUNCES $422 MILLION PRIVATE PLACEMENT


PALO ALTO, CALIFORNIA, FEBRUARY 23, 2000 - Incyte Pharmaceuticals, Inc. (Nasdaq:
INCY) announced today that it has entered into a definitive purchase agreement for the sale of two million shares of newly issued common stock to selected institutional investors for $422 million. The purchase price is $211.00 per share.

Incyte stated that it expects to use the net proceeds of the offering for working capital and general corporate purposes. Proceeds may also be used to make strategic investments, acquire or license technology or products, or acquire businesses that may complement its business.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of alternative technological advances and competition, changes in the focus of Incyte's research and development activities, developments in litigation, and other risks detailed from time to time in Incyte's SEC reports, including its Current Report on Form 8-K dated February 22, 2000. Incyte disclaims any intent or obligation to update these forward-looking statements.